Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Alaska Communications Systems Group, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑199923, No. 333-181660, and 333-175179) on Form S-8 of Alaska Communications Systems Group, Inc. of our report dated March 28, 2016, with respect to the consolidated statements of comprehensive (loss) income, stockholders’ equity (deficit), and cash flows of Alaska Communications Systems Group, Inc. and subsidiaries for the year ended December 31, 2015, which report appears in the December 31, 2017 annual report on Form 10-K of Alaska Communications Systems Group, Inc.

Anchorage, Alaska

March 16, 2018